                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*


                              SCHLOTZSKY'S, INC.
                               (NAME OF ISSUER)

                          COMMON STOCK, NO PAR VALUE
                        (TITLE OF CLASS OF SECURITIES)

                                  806832101
                                (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement [ ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 Pages

CUSIP No. 806832101               Schedule 13G               Page 2 of 12 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Name:  John C. Wooley
     Social Security No.:  ###-##-####
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)  /X/
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                 725,395
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                   6,768
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                 725,395
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                   6,768
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     732,163
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.98%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806832101               Schedule 13G               Page 3 of 12 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Name:  Jeffrey J. Wooley
     Social Security No.:  ###-##-####
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    / /
                                                                     (b)    /X/
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                 186,259
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                   1,142
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                 186,259
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                   1,142
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          187,401
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.55%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806832101               Schedule 13G               Page 4 of 12 Pages

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Name:  Wooley Trust
     IRS Identification No.:  N/A
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)    / /
                                                            (b)    /X/
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Texas
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                 1,142
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 N/A
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                 1,142
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                 N/A
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,142
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          .02%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
          OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806832101               Schedule 13G               Page 5 of 12 Pages

Item 1 (a)     Name of Issuer:

               Schlotzsky's, Inc.

Item 1 (b)     Address of Issuer's Principal Executive Offices:

               203 Colorado Street
               Austin, Texas 78701

Item 2 (a)     Name of Person Filing:

               John C. Wooley

Item 2 (b)     Address of Principal Business Office or, if none, Residence:

               203 Colorado Street
               Austin, Texas 78701

Item 2 (c)     Citizenship:

               U.S.

Item 2 (d)     Title of Class of Securities:

               Common Stock, No Par Value

Item 2 (e)     CUSIP No.:

               806832101

Item 3.   Not Applicable.

Item 4.   Ownership.

Item 4 (a)     Amount Beneficially Owned:

               732,163

Item 4 (b)     Percent of Class:

               9.98%

Item 4 (c)     Number of Shares as to Which Such Person Has:

                      (i) Sole power to vote or to direct the vote: 725,395

                     (ii) Shared power to vote or to direct the vote:  6,768

                    (iii) Sole power to dispose or to direct the disposition
                          of: 725,395

                     (iv) Shared power to dispose or to direct the disposition
                          of:  6,768

Item 5.   Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired
               the Security Being Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

CUSIP No. 806832101               Schedule 13G               Page 6 of 12 Pages

               A group has filed this schedule pursuant to Rule 13d-1(c) - See attached Exhibit stating the identity of each member of the group.

Item 9.   Notice of Dissolution of Group.

               Not Applicable

Item 10.  Certification.

               Not Applicable.

CUSIP No. 806832101               Schedule 13G               Page 7 of 12 Pages

Item 1 (a)     Name of Issuer:

               Schlotzsky's, Inc.

Item 1 (b)     Address of Issuer's Principal Executive Offices:

               203 Colorado Street
               Austin, Texas 78701

Item 2 (a)     Name of Person Filing:

               Jeffrey J. Wooley

Item 2 (b)     Address of Principal Business Office or, if none, Residence:

               203 Colorado Street
               Austin, Texas 78701

Item 2 (c)     Citizenship:

               U.S.

Item 2 (d)     Title of Class of Securities:

               Common Stock, No Par Value

Item 2 (e)     CUSIP No.:

               806832101

Item 3.   Not Applicable.

Item 4.   Ownership.

Item 4 (a)     Amount Beneficially Owned:

               187,401

Item 4 (b)     Percent of Class:

               2.55%

Item 4 (c)     Number of Shares as to Which Such Person Has:

                     (i) Sole power to vote or to direct the vote: 186,259

                    (ii) Shared power to vote or to direct the vote:  1,142

                   (iii) Sole power to dispose or to direct the disposition
                         of: 186,259

                    (iv) Shared power to dispose or to direct the disposition
                         of:  1,142

Item 5.   Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired
               the Security Being Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

CUSIP No. 806832101               Schedule 13G               Page 8 of 12 Pages

               A group has filed this schedule pursuant to Rule 13d-1(c) - See attached Exhibit stating the identity of each member of the group.

Item 9.   Notice of Dissolution of Group.

               Not Applicable

Item 10.  Certification.

               Not Applicable.

CUSIP No. 806832101               Schedule 13G               Page 9 of 12 Pages

Item 1 (a)     Name of Issuer:

               Schlotzsky's, Inc.

Item 1 (b)     Address of Issuer's Principal Executive Offices:

               203 Colorado Street
               Austin, Texas 78701

Item 2 (a)     Name of Person Filing:

               Wooley Trust

Item 2 (b)     Address of Principal Business Office or, if none, Residence:

               203 Colorado Street
               Austin, Texas 78701

Item 2 (c)     Place of Organization:

               Texas

Item 2 (d)     Title of Class of Securities:

               Common Stock, No Par Value

Item 2 (e)     CUSIP No.:

               806832101

Item 3.   Not Applicable.

Item 4.   Ownership.

Item 4 (a)     Amount Beneficially Owned:

               1,142

Item 4 (b)     Percent of Class:

               .02%

Item 4 (c)     Number of Shares as to Which Such Person Has:

                    (i) Sole power to vote or to direct the vote: 1,142

                   (ii) Shared power to vote or to direct the vote:  N/A

                  (iii) Sole power to dispose or to direct the disposition
                        of: 1,142

                   (iv) Shared power to dispose or to direct the disposition
                        of:  N/A

Item 5.   Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired
               the Security Being Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

CUSIP No. 806832101               Schedule 13G              Page 10 of 12 Pages

               A group has filed this schedule pursuant to Rule 13d-1(c) - See attached Exhibit stating the identity of each member of the group.

Item 9.   Notice of Dissolution of Group.

               Not Applicable

Item 10.  Certification.

               Not Applicable.

CUSIP No. 806832101               Schedule 13G              Page 11 of 12 Pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


--------------------------------------
Date:



--------------------------------------
Signature:

Name/Title:  John C. Wooley, Individual



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


--------------------------------------
Date:


--------------------------------------
Signature:

Name/Title:  Jeffrey J. Wooley, Individual



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


--------------------------------------
Date:

Wooley Trust

--------------------------------------
Signature:

Name/Title:  Jeffrey J. Wooley, Trustee

CUSIP No. 806832101               Schedule 13G              Page 12 of 12 Pages

                            EXHIBIT TO SCHEDULE 13G

The members of the group are:   (1) John C. Wooley; (2) Jeffrey J. Wooley;
and (3) The Wooley Trust. Each reporting person disclaims membership in a group.